Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pacific Biosciences of California, Inc. 2020 Inducement Equity Incentive Plan of our reports dated February 28, 2020, with respect to the consolidated financial statements of Pacific Biosciences of California, Inc. and the effectiveness of internal control over financial reporting of Pacific Biosciences of California, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

December 4, 2020